EXHIBIT 12




                                 XILINX, INC.
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (in thousands, except ratios)


                                            Three Months Ended

                                            June 29,   July 1,
                                              1996       1995
                                            ---------  --------
Income before taxes                         $  50,375  $ 19,869
Add fixed charges                               3,635       249
                                            ---------  --------
    Earnings (as defined)                   $  54,010  $ 20,118
                                            =========  ========

Fixed charges
    Interest expense                        $   3,252  $     58
    Amortization of debt issuance costs           223        --
    Estimated interest component  of rent         160       191
    expenses
Total fixed charges                         $   3,635  $    249
                                            =========  ========
Ratio of earnings to fixed charges               14.9      80.8
                                            =========  ========